EXHIBIT 99.1

Genprex Expands Manufacturing Program with Aldevron to Advance Oncoprex™ Clinical Development

Expansion enables full commercial scale plasmid DNA manufacturing capabilities

Manufacturing program supports upcoming clinical trials, including Oncoprex in combination with Tagrisso®, which received FDA Fast Track Designation

AUSTIN, Texas — (June 16, 2020) — Genprex, Inc. (“Genprex” or the “Company”) (Nasdaq: GNPX), a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and diabetes, announced today that it has expanded its program for the manufacture of TUSC2 (Tumor Suppressor Candidate 2) plasmid DNA for its lead drug candidate, Oncoprex™ immunogene therapy, by entering into a new agreement with manufacturing partner Aldevron, LLC, (“Aldevron”). The new agreement provides for production of TUSC2 plasmid DNA, the active agent in Oncoprex, at full commercial scale. The Company’s manufacturing at this scale should also result in significantly lower costs per unit of product manufactured due to economies of scale.

Genprex’s upcoming clinical trials include a Phase I/II trial of Oncoprex combined with osimertinib (marketed by AstraZeneca as Tagrisso®) for non-small cell lung cancer (NSCLC), which received Fast Track Designation in January 2020 and is expected to be initiated in early 2021. A clinical trial of Oncoprex in combination with pembrolizumab (marketed by Merck as Keytruda®) in NSCLC is also planned.

“We are pleased with continued progress in the scale-up of our manufacturing processes. This new agreement with Aldevron increases our manufacturing capabilities in support of our clinical trials utilizing Oncoprex immunogene therapy in combination with targeted therapies and immunotherapies against lung cancer,” said Rodney Varner, Chairman and Chief Executive Officer of Genprex.

“Our team is excited about the expansion of our manufacturing agreement and elevation of our long-standing relationship with Genprex,” said Michelle Berg, President of GMP Nucleic Acids at Aldevron. “Aldevron’s GMP facility and campus buildout ensures we can meet the future manufacturing demands of companies experiencing significant growth such as Genprex; thereby enabling our ultimate goal of impacting the lives of patients.”

Oncoprex consists of TUSC2 plasmid DNA encapsulated in a lipid nanoparticle. The TUSC2 gene is the active agent in Oncoprex. Data indicate that the resultant product when transfected into cancer cells both induces cell signaling that triggers programmed cell death and modulates the immune system so that the cancer cells are more susceptible to treatment.

About Aldevron

Aldevron serves the biotechnology industry offering in-stock products and custom production of nucleic acids, proteins, and antibodies. Thousands of clients use Aldevron-produced plasmids, RNA and gene editing enzymes for projects ranging from discovery research to clinical trials to commercial applications. These products are critical raw materials and key components in commercially available drugs and medical devices. Aldevron specializes in GMP manufacturing and is known for inventing the GMP-SourceTM quality system. It is currently constructing a second manufacturing site on its headquarter campus in Fargo, North Dakota, more than doubling its production capacity. It has additional facilities in Madison, Wisconsin, and Freiburg, Germany. To learn more, visit www.aldevron.com.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new treatment options for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to in-license and develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. The Company’s lead product candidate, Oncoprex™, is being evaluated as a treatment for non-small cell lung cancer (NSCLC). Oncoprex has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance. In January 2020, the U.S. Food and Drug Administration granted Fast Track Designation for Oncoprex immunogene therapy for NSCLC in combination therapy with osimertinib (AstraZeneca’s Tagrisso®). For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes, regarding potential, current and planned clinical trials and regarding our commercial partnerships and intellectual property licenses. Risks that contribute to the uncertain nature of the forward-looking statements include the presence and level of the effect of our product candidates, alone and in combination with other therapies, on cancer; the timing and success of our clinical trials and planned clinical trials of Oncoprex™, alone and in combination with targeted therapies and/or immunotherapies, and whether our other potential product candidates, including our gene therapy in diabetes, advance into clinical trials; the success of our strategic partnerships; the timing and success of obtaining FDA approval of Oncoprex™ and our other potential product candidates including whether we receive fast track or similar regulatory designations; and whether patents will ever be issued under patent applications that are the subject of our license agreements. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in our filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Kalyn Dabbs

(877) 774-GNPX (4679) ext. #3

media@genprex.com